Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2015 Financial Results and Provides Corporate Update

Phase 2 Clinical Studies to Begin in Acute Hip Fracture and Hypercholesterolemia/Fatty Liver Disease

Completes $22.3 Million IPO

SAN DIEGO, CA – August 13, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced financial results for the second quarter of 2015 and provided an update on its clinical pipeline and other corporate developments.

Highlights From, and Subsequent to, the Three Months Ended June 30, 2015

“We made significant progress over the past several months, achieving key milestones with multiple drug programs,” said Brian Lian, Ph.D., president and chief executive officer of Viking. “We filed and activated the investigational new drug (IND) application for our novel small molecule selective androgen receptor modulator (SARM) VK5211, for the treatment of hip fracture. We believe VK5211’s potential stimulatory effect on lean body mass and bone mineral density may offer significant benefits to patients recovering from hip fracture surgery. We also recently announced plans to accelerate the development of our novel thyroid beta agonist VK2809 into a Phase 2 trial in patients with hypercholesterolemia and fatty liver disease. We believe VK2809 possesses unique properties that may reduce the potential for extra-hepatic thyroid receptor activation. We expect both of these Phase 2 trials to be completed in 2016.”

Dr. Lian further commented, “In corporate news, Viking successfully completed its initial public offering (IPO) in the second quarter, which generated net proceeds of $22.3 million. This funding will enable the rapid advancement of our lead candidates, and we look forward to continued momentum through the second half of 2015.”

Pipeline and Corporate Highlights

•	Filed and activated the IND for the clinical development of VK5211, an orally available, non-steroidal SARM for acute hip fracture. The initial portion of the planned clinical studies will evaluate the safety, tolerability and pharmacokinetic profile of VK5211 in healthy elderly subjects. This will be followed by a randomized, double-blind, parallel group, placebo-controlled Phase 2 study to evaluate the efficacy, safety and tolerability of VK5211 in subjects with acute hip fracture. Approximately 120 subjects will be enrolled in the efficacy study with the primary objective of determining the effects of VK5211 on lean body mass after 12 weeks of treatment. Secondary and exploratory objectives include assessments of functional performance, quality-of-life and activities of daily living, as well as safety, tolerability and pharmacokinetic assessments. We expect to dose the first subjects in these studies this quarter and complete enrollment in mid-2016.

•	Announced plans to conduct a Phase 2 trial of VK2809, a tissue selective agonist of the thyroid beta receptor, in patients with hypercholesterolemia and fatty liver disease. The planned Phase 2 study will be a randomized, double-blind, parallel group, placebo-controlled trial designed to evaluate the efficacy, safety and tolerability of VK2809 in approximately 100 patients with elevated LDL cholesterol and fatty liver disease. The primary objective of the trial will be to measure the effect of VK2809 treatment on LDL cholesterol levels after 12 weeks of dosing. Exploratory endpoints will examine changes in liver fat, inflammatory markers, insulin sensitivity and other measures. We expect to initiate this study in the fourth quarter and complete the study in 2016.

•	Completed in vitro analyses of the novel thyroid beta agonists VK0214 and VK2809 in models of the orphan disease X-linked adrenoleukodystrophy (X-ALD). The results demonstrate that both VK0214 and VK2809 stimulate robust induction of the ABCD2 transporter. This transporter functions as a compensatory mechanism for clearance of very long chain fatty acids (VLCFA). It is believed that lowering VLCFA levels may benefit X-ALD patients by reducing the likelihood of toxicities related to VLCFA accumulation. We plan to initiate studies to evaluate both molecules in an in vivo model of disease during the third quarter. With positive results, we plan to file an IND and initiate clinical studies in 2016.

•	Completed our IPO, including the underwriters’ full exercise of their over-allotment option, generating net proceeds of approximately $22.3 million.

•	Expanded and strengthened our team by adding key staff in the areas of clinical development, clinical operations, manufacturing, project management and finance.

•	Relocated and consolidated our corporate headquarters to a state-of-the-art facility in San Diego, CA.

Financial Highlights

Second Quarter Ending June 30, 2015

Research and development expenses for the three months ended June 30, 2015 were $1.1 million compared to $21.2 million for the same period in 2014. The decrease in research and development expenses was primarily related to the company recording a $21.2 million license fee liability as research and development expense during the three months ended June 30, 2014, which it did not record during the three months, ended June 30, 2015.

General and administrative expenses for the three months ended June 30, 2015 increased to $1.5 million compared to $0.5 million for the same period in 2014. The increase in general and administrative expenses was primarily due to an increase in non-cash compensation expense.

For the three months ended June 30, 2015, Viking reported a net loss of $7.9 million, or $1.07 per share, compared to a net loss of $22.8 million, or $5.40 per share, in the corresponding period in 2014. The decrease in net loss and net loss per share in the three months ended June 30, 2015 was primarily due to the company recording a $21.2 million estimated license fee liability during the three months ended June 30, 2014 which it did not record during the three months ended June 30, 2015, as well as additional shares outstanding following the company’s recent initial public offering of common stock. The decrease in net loss was partially offset by the company’s recording of approximately $3.5 million in incremental non-cash other expense in the three months ended June 30, 2015 related to increases in the fair value of the license fee liability.

Six Months Ending June 30, 2015

Research and development expenses for the six months ended June 30, 2015 were $1.2 million compared to $21.3 million for the same period in 2014. The decrease in research and development expenses was primarily related to the company recording a $21.2 million license fee liability as research and development expense during the six months ended June 30, 2014, which it did not record during the six months, ended June 30, 2015.

General and administrative expenses for the six months ended June 30, 2015 increased to $1.8 million compared to $0.7 million for the same period in 2014. The increase in general and administrative expenses was primarily due to an increase in non-cash compensation expense.

For the six months ended June 30, 2015, Viking reported a net loss of $13.6 million, or $2.38 per share, compared to a net loss of $23.0 million, or $6.20 per share, in the comparable period in 2014. The decrease in net loss and net loss per share in the six months ended June 30, 2015 was primarily due to the company recording a $21.2 million estimated license fee liability during the three months ended June 30, 2014 which it did not record during the six months ended June 30, 2015, as well as additional shares outstanding following the company’s recent initial public offering of common stock. The decrease in net loss was partially offset by the company’s recording of approximately $8.4 million in incremental non-cash other expense in the six months ended June 30, 2015 related to increases in the fair value of the license fee liability.

Balance Sheet as of June 30, 2015

At June 30, 2015, Viking had cash, cash equivalents and investments totalling $21.7 million. As of August 10, 2015, Viking had 9,783,312 shares of common stock outstanding.

More detailed financial information and analysis may be found in Viking’s Quarterly Report on Form 10-Q, which will be filed on August 14, 2015 with the Securities and Exchange Commission.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, entering Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for cholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking’s expectations regarding the company’s development activities, timelines and milestones, VK5211’s planned clinical studies and proposed Phase 2 trial, expected timing for completing the studies, and VK5211’s potential to produce therapeutic benefits, the proposed Phase 2 trial and investigational new drug (IND) application for VK2809, as well as VK2809’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking’s product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	1,100,906	21,241,640	1,239,875	21,291,640
General and administrative	1,526,008	513,991	1,848,079	673,729

Total operating expenses	2,626,914	21,755,631	3,087,954	21,965,369

Loss from operations	(2,626,914)	(21,755,631)	(3,087,954)	(21,965,369)
Other expenses:
Change in fair value of accrued license fees	4,421,338	959,363	9,381,848	959,363
Change in fair value of debt conversion feature liability	546,485	(2,328)	629,141	7,921
Amortization of debt discount	240,515	60,603	412,471	66,982
Interest expense, net	29,814	9,518	65,067	12,094

Total other expenses	5,238,152	1,027,156	10,488,527	1,046,360

Net loss	(7,865,066)	(22,782,787)	(13,576,481)	(23,011,729)

Basic and diluted net loss per share	$(1.07)	$(5.40)	$(2.38)	$(6.20)

Weighted-average shares used to compute basic and diluted net loss per share	7,331,861	4,221,757	5,711,735	3,709,557
Other comprehensive loss, net of tax:
Unrealized loss on securities	(12,461)	—	(12,461)	—

Other comprehensive loss, net of tax	(12,461)	—	(12,461)	—

Comprehensive loss	$(7,877,527)	$(22,782,787)	$(13,588,942)	$(23,011,729)

Viking Therapeutics, Inc.

Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,497,200	$755,857
Short-term investments – available for sale	12,162,251	—
Prepaid expenses and other current assets	610,198	17,827

Total current assets	22,269,649	773,684
Deferred IPO financing costs	—	2,268,675
Other assets	—	775

Total assets	$22,269,649	$3,043,134

Liabilities, convertible notes and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,008,277	$1,830,724
Accrued license fees	—	19,865,863
Other accrued liabilities	119,647	380,257
Accrued interest	121,111	77,222
Convertible notes payable, current portion (net of discount of $829,491 and $6,076 at June 30, 2015 and December 31, 2014, respectively)	1,670,509	304,274
Debt conversion feature liability	1,956,566	58,742

Total current liabilities	4,876,110	22,517,082
Convertible notes payable (net of discount of $0 and $1,235,886 at June 30, 2015 and December 31, 2014, respectively)	—	1,264,114
Debt conversion feature liability	—	1,390,469

Total long-term liabilities	—	2,654,583

Total liabilities	4,876,110	25,171,665
Commitments and Contingencies
Stockholders’ equity (deficit):
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2015 and 25,000,000 shares authorized at December 31, 2014; 9,783,312 shares issued and outstanding at June 30, 2015 and 6,000,000 shares issued and outstanding at December 31, 2014	98	60
Additional paid-in capital	53,123,840	12,866
Accumulated other comprehensive loss	(12,461)	—
Accumulated deficit	(35,717,938)	(22,141,457)

Total stockholders’ equity (deficit)	17,393,539	(22,128,531)

Total liabilities and stockholders’ deficit	$22,269,649	$3,043,134

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981